Filed pursuant to Rule 424(b)(3)

Registration No. 333-234294

PROSPECTUS SUPPLEMENT NO. 1

MERCER INTERNATIONAL INC.

OFFER TO EXCHANGE

$200,000,000 principal amount of its 7.37500% Senior Notes due 2025 which have been registered under the Securities Act for any and all of its outstanding unregistered 7.37500% Senior Notes due 2025 issued in October 2019

This Prospectus Supplement No. 1 dated November 6, 2019 amends our prospectus filed on the same date with the incorrect date of December 6, 2019, referred to as the “Prospectus”. References to “we”, “our,” or “us” in this prospectus supplement refer to Mercer International Inc. This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without and may not be delivered or used except in conjunction with, the Prospectus.

The purpose of this prospectus supplement is solely to correct a clerical error which appeared in the Prospectus.

Correction to Prospectus Date

On November 6, 2019 we filed the Prospectus, which, as a result of a clerical error, was incorrectly dated “December 6, 2019”. To reflect the correct date of the Prospectus, the date of the Prospectus on the front cover page is hereby amended to November 6, 2019.

Except as set forth above, the Prospectus remains unchanged.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2019.